Exhibit 99.1

SANYO Semiconductor Co., Ltd.,

Combined Basis Financial

Statements

Combined Financial Statements for the

Years Ended March 31, 2010 and 2009

Independent Auditors’ Report

The Owner of

SANYO Semiconductor Co., Ltd. and its affiliated semiconductor business

We have audited the accompanying combined balance sheets of SANYO Semiconductor Co., Ltd. and its affiliated semiconductor business (collectively the “Combined Group”) as of March 31, 2010 and 2009, and the related combined statements of operations, stockholders’ equity (deficit) and comprehensive income (loss), and cash flows for the years then ended. These combined financial statements are the responsibility of the Combined Group’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Combined Group’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Combined Group as of March 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 20, the Combined Group has conducted significant transactions with related parties. Also, as further described in Note 22, on July 15, 2010, SANYO entered into a purchase agreement to sell the Combined Group to a third party, which was executed on January 1, 2011. The accompanying combined financial statements of the Combined Group do not reflect any adjustments to the assets and liabilities that might subsequently be necessary if and when this transaction is consummated.

/s/ KPMG AZSA LLC

Osaka, Japan

December 15, 2010, except for Note 22, as to which the date is March 7, 2011

SANYO Semiconductor Co., Ltd., Combined Basis Financial Statements

Combined Statements of Operations

Years ended March 31, 2010 and 2009

	Millions of Yen
	2010	2009
Revenues:
Net Sales (Note 20):
Parents	¥2,284	¥1,846
Affiliates	24,231	26,349
Others	79,030	95,038

	105,545	123,233
Interest and dividends income (Note 20)	77	352
Other income (Notes 19 and 20)	1,653	1,017

Total revenues	107,275	124,602

Costs and expenses:
Cost of sales (Note 20)	92,653	117,581
Selling, general and administrative (Note 20)	23,328	32,950
Impairment loss (Note 7)	—	40,567
Interest expense (Note 20)	782	1,242
Other expenses (Notes 16, 19 and 20)	1,117	13,949

Total costs and expenses	117,880	206,289

Loss before income taxes (Note 17)	10,605	81,687
Income tax expense (benefit) (Note 17)
Current	517	355
Deferred	(127)	(55)

	390	300
Net loss	10,995	81,987
Less: net income attribute to noncontrolling interests	—	9

Net loss attributable to SSC and SSCU stockholders	¥10,995	¥81,996

See accompanying notes to combined financial statements.

SANYO Semiconductor Co., Ltd., Combined Basis Financial Statements

Combined Balance Sheets

March 31, 2010 and 2009

	Millions of Yen
Assets	2010	2009
Current assets:
Cash and cash equivalents:
Cash	¥4,831	¥6,307
Time deposits	2,042	1,912

	6,873	8,219
Notes and accounts receivable (Notes 3 and 20):
Parents	1,257	543
Affiliates	2,172	736
Trade	18,152	17,105

	21,581	18,384
Allowance for doubtful accounts	(80)	(122)
Inventories (Note 4)	34,693	46,319
Short-term loan receivables (Note 20)	7,413	5,618
Prepaid expenses and other (Notes 17 and 20)	2,465	4,070

Total current assets	72,945	82,488

Investments:
Securities (Notes 5 and 6)	1,429	699
Property, plant and equipment (Notes 7 and 8)
Land	2,477	2,510
Buildings	579	239
Machinery and equipment	2,588	154
Construction in progress	1,459	16

	7,103	2,919
Accumulated depreciation	(391)	—

Net property, plant and equipment	6,712	2,919

Other assets (Notes 5 and 9)	741	452

Total assets	¥81,827	¥86,558

See accompanying notes to combined financial statements.

SANYO Semiconductor Co., Ltd., Combined Basis Financial Statements

Combined Balance Sheets, continued

March 31, 2010 and 2009

	Millions of Yen
Liabilities and Stockholders’ Deficit	2010	2009
Current liabilities:
Short-term borrowings (Notes 10 and 20)	¥64,175	¥51,426
Current portion of long-term debt (Notes 10 and 20)	5,594	6,737
Notes and accounts payable (Note 20):
Parents	8,004	6,199
Affiliates	208	913
Trade	3,067	2,458
Construction	1,958	1,425

	13,237	10,995
Accrued expenses (Note 20)	11,743	14,589
Accrued income taxes	447	345
Other current liabilities	1,289	1,344

Total current liabilities	96,485	85,436

Long-term debt (Notes 10 and 13)	7,161	13,022
Accrued pension and severance costs (Note 11)	6,804	7,610
Deferred tax liabilities (Note 17)	225	67
Other non-current liabilities	60	167

Total liabilities	110,735	106,302

Stockholders’ equity (deficit) (Note 2):
Common stock	15,000	15,000
Authorized: 800,000 shares
Issued: 500,000 shares
Additional paid-in capital	47,284	46,109
Accumulated deficit	(88,215)	(77,221)
Accumulated other comprehensive loss	(5,385)	(5,748)

Total SSC stockholders’ deficit	(31,316)	(21,860)
Net assets of semiconductor business division of SNA	2,408	—
Net assets of SANYO Semiconductor (U.S.A.) Corporation	—	2,116

Total stockholders’ deficit	(28,908)	(19,744)
Commitments and contingencies (Notes 8, 12 and 22)

Total liabilities and stockholders’ deficit	¥81,827	¥86,558

See accompanying notes to combined financial statements.

SANYO Semiconductor Co., Ltd., Combined Basis Financial Statements

Combined Statements of Stockholders’ Equity (Deficit) and Comprehensive Income (Loss)

Years Ended March 31, 2010 and 2009

	Millions of Yen, except for share data
	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)						Net assets of SANYO Semiconductor (U.S.A.) Corporation		Total stockholders equity (deficit)
	Number of Shares (Thousands)	Amount			Net Unrealized Gains (Losses) on Securities	Foreign Currency Translation Adjustments	Pension Liability Adjustments	Total	Total SSC stockholders’ equity / (deficit)	Noncontrolling interests		Total Comprehensive Loss
Balance, March 31, 2008	100	¥5,000	¥46,717	¥(8,155)	¥43	¥(2,863)	¥(1,044)	¥(3,864)	¥39,698	¥77	¥2,409		¥42,184
Issuance of common stock	400	10,000	10,000						20,000				20,000
Appropriation of additional paid-in capital for the disposition of accumulated deficit (Note 15)			(12,848)	12,848
Tax reimbursement received from SANYO			2,240						2,240				2,240
Acquisition of subsidiary’s stock										(94)			(94)
Comprehensive income (loss):
Net income (loss)				(81,914)					(81,914)	9	(82)	¥(81,987)	(81,987)
Other comprehensive income (loss):
Net unrealized loss on securities (net of tax benefit of ¥ 108 million)					(80)			(80)	(80)		(157)	(237)	(237)
Foreign currency translation adjustments						(887)		(887)	(887)	8	(39)	(918)	(918)
Pension liability adjustments							(917)	(917)	(917)			(917)	(917)

Total comprehensive income (loss):									(83,798)	17	(278)	¥(84,059)	(84,059)

Dividends paid											(15)		(15)

Balance, March 31, 2009	500	¥15,000	¥46,109	¥(77,221)	¥(37)	¥(3,750)	¥(1,961)	¥(5,748)	¥(21,860)	¥—	¥2,116		¥(19,744)

	Millions of Yen, except for share data
	Common Stock				Accumulated Other Comprehensive Income (Loss)						Net assets of Semiconductor business division of SNA
	Number of Shares (Thousands)	Amount	Additional Paid- in Capital	Accumulated Deficit	Net Unrealized Gains (Losses) on Securities	Foreign Currency Translation Adjustments	Pension Liability Adjustments	Total	Total SSC stockholders’ deficit	Noncontrolling interests		Total Comprehensive Loss	Total stockholders’ deficit
Balance, March 31, 2009	500	¥15,000	¥46,109	¥(77,221)	¥(37)	¥(3,750)	¥(1,961)	¥(5,748)	¥(21,860)	¥—	¥2,116		¥(19,744)
Tax reimbursement received from SANYO			1,175						1,175				1,175
Comprehensive income (loss):
Net income (loss)				(10,994)					(10,994)		(1)	¥(10,995)	(10,995)
Other comprehensive income (loss):
Net unrealized gains on securities (net of tax expense of ¥ 263 million)					69			69	69		399	468	468
Foreign currency translation adjustments						(483)		(483)	(483)		(106)	(589)	(589)
Pension liability adjustments							777	777	777			777	777

Total comprehensive income (loss)									(10,631)		292	¥(10,339)	(10,339)

Balance, March 31, 2010	500	¥15,000	¥47,284	¥(88,215)	¥32	¥(4,233)	¥(1,184)	¥(5,385)	¥(31,316)	¥—	¥2,408		¥(28,908)

See accompanying notes to combined financial statements.

SANYO Semiconductor Co., Ltd., Combined Basis Financial Statements

Combined Statements of Cash Flows

Years Ended March 31, 2010 and 2009

	Millions of Yen
	2010	2009
Cash flows from operating activities:
Net loss before allocation to noncontrolling interests	¥(10,995)	¥(81,987)
Depreciation and amortization	409	11,221
(Gain) loss on disposal of property, plant and equipment	(39)	1,107
Impairment loss on property, plant and equipment	—	40,567
Provision for inventory write-downs	20,548	15,330
Deferred income tax benefit	(127)	(55)
Equity in earnings of equity method investments	(2)	(13)
Change in assets and liabilities:
(Increase) decrease in notes and accounts receivable	(2,663)	13,416
Increase in inventories	(8,730)	(12,081)
Decrease in prepaid expenses and other	1,274	1,586
(Increase) decrease in long-term prepaid expenses	(237)	2,304
Increase (decrease) in notes and accounts payable	722	(5,427)
Increase in accrued income taxes	105	95
Decrease in accrued expenses and other liabilities	(2,739)	(3,564)
Pension and retirement benefits, net	(806)	537
Other, net	672	(3,686)

Net cash used in operating activities	(2,608)	(20,650)

Cash flows from investing activities:
Proceeds from sale of property, plant and equipment	64	152
Payments for purchase of property, plant and equipment, including interest capitalized	(3,478)	(5,413)
Decrease (increase) in long-term deposits	265	(173)
Increase in short-term loan receivable	(1,889)	(1,006)
Payments for acquisition of subsidiaries, net of cash acquired	(253)	—
Other, net	(96)	(191)

Net cash used in investing activities	(5,387)	(6,631)

Cash flows from financing activities:
Increase in short-term borrowings	12,750	8,054
Proceeds from long-term debt	—	6,558
Repayments of long-term debt	(7,004)	(22,074)

SANYO Semiconductor Co., Ltd., Combined Basis Financial Statements

Combined Statements of Cash Flows, continued

Years Ended March 31, 2010 and 2009

Proceeds from stock issuance	—	20,000
Dividends paid	—	(15)
Tax reimbursement received from SANYO	1,175	2,240

Net cash provided by financing activities	6,921	14,763

Effect of exchange rate changes on cash and cash equivalents	(272)	(226)

Net decrease in cash and cash equivalents	(1,346)	(12,744)

Cash and cash equivalents at beginning of year	8,219	20,963

Cash and cash equivalents at end of year	¥6,873	¥8,219

See accompanying notes to combined financial statements.

SANYO Semiconductor Co., Ltd., Combined Basis Financial Statements

Notes to Combined Financial Statements

Years Ended March 31, 2010 and 2009

1.	NATURE OF OPERATIONS

SANYO Semiconductor Co., Ltd. (“SSC” or “the Company”) is a wholly owned subsidiary of SANYO Electric Co., Ltd. (“SANYO”). SANYO Semiconductor (U.S.A.) Corporation (“SSCU”), was previously a wholly-owned subsidiary of SANYO and currently is a semiconductor business division of SANYO North American Corporation (“SNA”) since July 1, 2009.

SANYO ELECTRONIC DEVICE SALES (H.K.) LIMITED (“SEDSHK”) became a wholly- owned subsidiary of SANYO from June 1, 2009. SSC and its subsidiaries as well as SSCU, and SEDSHK (hereinafter collectively referred to as the “Combined Group”) develop and manufacture semiconductor products. SNA is a wholly-owned subsidiary of SANYO that markets SANYO products and maintains regional offices in the United States of America. SNA itself is not included in the Combined Group because SNA except for SSCU division does not operate semiconductor related businesses.

The major products and the market for each product offered by the Combined Group as of March 31, 2010 are as follows:

•	Discrete devices. MOS-FET for LED lighting; TV and PC markets; IGBT for mobile camera market; FET for mobile equipment market.

•	Hybrid IC. Inverter HIC for white goods markets to industrial machinery; digital amp HIC for audio.

•	Standard LSI. Power supply IC for TV; mobile and automotive market; IC for tuner device.

•	Custom LSI. System power supply for video equipment (LCD panels etc.,); custom LSI for car equipment; digital LSI for image quality adjustment.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The combined financial statements presented herein have been presented in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”).

The Combined Group incurred a net loss of ¥10,995 million and ¥81,987 million for the fiscal years ended March 31, 2010 and 2009, respectively. The Combined Group’s current liabilities exceeded its current assets by ¥23,540 million and the Combined Group had a total stockholders’ deficit of ¥28,908 million as of March 31, 2010. Historically, the Combined Group has not been able to generate sufficient cash flows from its operations and therefore has been dependent on capital contributions and short-term borrowings from SANYO to meet its obligations as they become due and to finance its capital expenditure plans. These factors raise substantial doubt about the Combined Group’s ability to continue as a going concern. The Combined Group has a commitment from SANYO to continue to provide it with sufficient funding. Also, as further described in Note 22, on July 15, 2010, ON Semiconductor Corporation (“ON Semiconductor”) and Semiconductor Components Industries, LLC, a wholly owned subsidiary of ON Semiconductor entered into a definitive purchase agreement (“Purchase Agreement”) to purchase the Combined Group from SANYO. The combined financial statements do not include any adjustments relating to the recoverability and classification of recorded assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Combined Group be unable to continue as a going concern.

Principles of Combination

These combined financial statements includes the consolidated financial statements of SSC, the financial statements of SSCU, which are all entities controlled by SANYO. Consequently, the financial statements for these entities are combined for all periods presented.

The combined financial statements also include the financial statements of SEDSHK, became a wholly-owned subsidiary of SANYO from June 1, 2009, of which all shares were transferred to SSC on October 1, 2009. As this was a transfer between entities under common control, this transaction was accounted for in a manner similar to a pooling of interests. Consequently, the financial statements of SEDSHK are based on their historical amounts and included in the combined financial statements as if the transfer had occurred on June 1, 2009.

All significant intercompany balances and transactions have been eliminated in combination.

Use of Estimates

Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the reporting date of the combined financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the useful lives of property, plant and equipment; allowances for doubtful accounts and sales returns; the valuation of derivatives, deferred tax assets, property, plant and equipment, inventories, investments, notes receivable; and accrued pension and severance costs, income tax uncertainties and other contingencies. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.

Cash and Cash Equivalents

All highly liquid investments, including time deposits, purchased with original maturities of three months or less, are considered to be cash equivalents.

Allowances for Doubtful Accounts

The Combined Group maintains allowances for doubtful accounts for estimated losses inherent in its accounts receivable. Management’s estimates of losses are based on various factors including the length of past due payments, historical experience and current business environments. In circumstances where it is aware of specific customers’ inability to meet its financial obligations, a specific allowance against these amounts is provided considering the fair value of assets pledged by the customers as collateral.

Inventories

Inventories are stated at the lower of cost or market value. The cost of finished products and work in process is primarily determined by the average cost method. The first-in, first-out method is primarily used for raw materials. Lower of cost or market inventory write-downs are recorded in cost of sales.

Investments in Equity Securities

Available-for-sale securities are carried at fair market value, with the unrealized holding gains and losses, net of tax, reported in other comprehensive income. Available-for-sale securities are reduced to net realizable value by a charge to earnings when there are other than temporary declines in fair value. For the purpose of computing realized gains and losses on securities sold, the cost of these securities is determined by the moving average method. Securities that do not have readily determinable fair values are recorded at cost.

Property, Plant and Equipment

Property, plant and equipment, including significant improvements and additions, are stated at cost. When retired or otherwise disposed of, the cost and related accumulated depreciation are cleared from the respective accounts, and the net difference, less any amounts realized on disposal, is reflected in income. Depreciation is principally computed using the straight-line method and are based on the asset’s useful life as follows:

Buildings	5 to 50 years
Machinery and equipment	2 to 20 years

Maintenance and repairs, including minor replacements and improvements, are charged to income as incurred.

Foreign Currency Transactions and Translations

Assets and liabilities denominated in foreign currencies are re-measured at year-end exchange rates and the resulting foreign currency exchange gains and losses are recognized in earnings. Assets and liabilities of foreign subsidiaries are translated into yen at year-end rates. Revenues and expenses are translated at the average rate of exchange prevailing for the period. Translation adjustments result from the process of translating foreign currency financial statements into yen and are reported in accumulated other comprehensive loss.

Change in Accounting Estimate

Effective April 1, 2009, the Combined Group elected to change the depreciation method of certain property, plant and equipment from the declining-balance method to the straight-line method. As a result of analysis of capital investment, production output, sales and others in recent years, Management believes that this change equally allocates cost of capital investments based on the pattern of consumption of future benefits to be derived from those assets being depreciated and better reflects matching of costs and revenues over the assets’ estimated useful lives. This analysis also resulted in the reduction of the useful lives of property, plant and equipment. In accordance ASC 250, “Accounting Changes and Error Corrections”, a change in depreciation method and review of useful lives is treated as a change in accounting estimate, without any restatement of prior period results. The effects of these changes for the combined results of operations for the fiscal year ended March 31, 2010 decreased the loss before income taxes by ¥ 126 million.

Intangible Assets

Intangible assets consist of software for internal use, and are amortized on a straight line basis over its estimated useful lives, being mainly five years.

Impairment of Long-Lived Assets

The Combined Group’s long-lived assets and amortizable intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If it is determined that an impairment loss has occurred, a loss calculated as the difference between the carrying amount and the fair value is recognized in the period.

Severance and pension plans

The Combined Group has noncontributory defined benefit pension plan covering substantially all of its employees upon their retirement. The benefits are based on age, years of service and the level of compensation. The Combined Group records annual amounts related to its pension plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, assumed rates of return and compensation increase. Actuarial gains and losses have been primarily amortized over the average remaining service period using the corridor method. Prior service benefits have been amortized using the straight-line method over the average remaining service period.

Revenue Recognition

The Combined Group recognizes revenue when delivery has occurred, title and risk of loss have been transferred to the customer or services have been rendered, the sales price is fixed or determinable, persuasive evidence of an arrangement exists, and the collectability of the resulting receivable is reasonably assured.

Revenue from sales of certain products with customer acceptance provisions related to their functionality is recognized when the product is received by the customer and the specific criteria of the product functionality are successfully tested and demonstrated. The Combined Group’s policy is to accept product returns only in the case that the products are defective, without offering any warranties on products. The Combined Group grants a discount to certain customers, and adjustments for a discount are netted against revenues when the related revenue is recognized.

Taxes collected from customers and remitted to governmental authorities are excluded from revenues in the combined statements of operations.

Advertising Costs

Advertising costs are expensed as incurred.

Research and Development and Advertising

Research and development and advertising are expensed as incurred.

Restructuring Charges

Liabilities for restructuring costs are recognized when incurred, which may be subsequent to the date when management has committed the Combined Group to a restructuring plan.

Income Taxes

SSC and its wholly-owned subsidiaries in Japan are included within the consolidated income tax return of SANYO as consolidated members. The current and deferred taxes included in the combined financial statements are determined on a separate return basis, based on management’s estimates of what SSC and its wholly-owned Japanese subsidiaries would have incurred had they been separate taxpayers.

Income taxes are accounted for under the asset and liability method. Deferred income taxes reflect the expected future tax consequences of differences between the tax bases of assets and liabilities and the financial reporting amounts at the fiscal year-end. Deferred tax assets and liabilities are measured using currently enacted tax rates, and the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the change is enacted. The Combined Group recognizes the effect of income tax positions only if those positions are more likely than not of being sustained.

Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Derivatives

The Combined Group utilizes derivatives to manage the risk of changes in foreign currency exchange rates and interest rates. The derivatives the Combined Group utilizes are mainly foreign currency exchange contracts, interest rate swaps, foreign currency swaps and foreign currency options. As a matter of policy, the Combined Group does not enter into derivative contracts for trading or speculative purposes. The Combined Group recognizes principally all derivatives as either assets or liabilities in the balance sheet and measures these instruments at fair value. The change in the fair value of a derivative that does not qualify for hedge accounting is recognized in earnings in the period of the change. If the derivatives are designated and qualify as cash flow hedges, changes in fair value are first recorded in other comprehensive income or loss, and then reclassified into earnings in the periods during which the hedged item affects earnings. Management formally documents hedging risk management objectives and strategies and relationships between the hedging instruments and the hedged items.

Subsequent Events

Management has considered subsequent events through March 7, 2011, which is the day these combined financial statements were issued.

3.	SALE OF TRADE RECEIVABLES

Receivables are considered sold when they are legally isolated from the Combined Group and its creditors even in the event of bankruptcy or other receivership, the purchaser has the unconstrained right to pledge or exchange the receivables, and the Combined Group has surrendered control over the transferred receivables.

No servicing asset or liability has been recorded in those securitization because the estimated cost of servicing the receivables approximate market servicing fees. Also, retained interests are not recorded because the Combined Group does not have any interests to purchasers.

For the financial years ended March 31, 2010 and 2009, the Combined Group sold trade receivables mainly to financial institutions.

During the years ended March 31, 2010 and 2009, proceeds from the sale of trade receivables were ¥7,828 million and ¥8,860 million, respectively, and losses recognized from the sale of trade receivables were ¥25 million and ¥31 million, respectively.

4.	INVENTORIES

Inventories at March 31, 2010 and 2009 are as follows:

	Millions of Yen
	2010	2009
Finished products	¥19,940	¥32,979
Work in process	5,265	3,724
Raw materials	9,488	9,616

Total	¥34,693	¥46,319

Lower of cost or market inventory write-downs, which are recorded in cost of sales were ¥20,548 million and ¥15,330 million for the years ended March 31, 2010 and 2009, respectively.

5.	INVESTMENTS IN EQUITY SECURITIES

Investments in equity securities included in securities at March 31, 2010 and 2009 are summarized as follows:

	Millions of Yen
	2010
	Carrying Amount	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
Available-for-sale:
Equity securities	¥251	¥1,168	¥917	¥—

	2009
	Carrying Amount	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses
Available-for-sale:
Equity securities	¥254	¥441	¥225	¥38

Gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2010 and 2009 are as follows:

Millions of Yen
2010
	Less than 12 Months		12 Months or More
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Available-for-sale:
Equity securities	¥—	¥—	¥—	¥—

2009
	Less than 12 Months		12 Months or More
	Fair Value	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses
Available-for-sale:
Equity securities	¥35	¥38	¥—	¥—

When fair value remains continuously below the acquisition cost over a certain period of time and recovery in relatively short period of time is not expected, the impairment in fair value is judged as other than temporary and an impairment loss is recognized to have occurred.

Impairment loss on available-for-sale securities were ¥11 million and ¥40 million for the fiscal years ended March 31, 2010 and 2009, respectively.

The Combined Group uses the cost method for non-marketable equity securities, as it is not practicable to measure the fair value. The aggregate cost of non-marketable equity securities totaled ¥204 million and ¥193 million at March 31, 2010 and 2009, respectively.

Management estimates that the fair value exceeded the carrying amounts of those non-marketable equity securities.

The Combined Group uses the equity method for investment in affiliate. The aggregate amount of investment in affiliates is ¥57 million and ¥65 million at March 31, 2010 and 2009, respectively.

6.	FAIR VALUE MEASUREMENTS

According to ASC820 “Fair Value Measurements and Disclosures” (former SFAS No. 157), fair value is defined as either the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC820 establishes a 3-level fair value hierarchy as shown below based on the quality of inputs used to measure fair value in terms of the degree of objectivity applied.

Level 1	... Level 1 inputs are unadjusted quoted market prices in active markets for identical assets and liabilities

Level 2	... Level 2 inputs include:

1)	quoted prices for similar assets or liabilities in active markets

2)	quoted prices for identical or similar assets or liabilities in markets that are not active

3)	inputs other than quoted prices that are observable, and inputs that are derived principally from or corroborated by observable market data by correlation or other means

Level 3	... Level 3 inputs are unobservable inputs used to measure fair value of assets and liabilities

Assets and liabilities measured at fair value on a recurring basis as of March 31, 2010 and 2009 are as follows:

	Millions of Yen
	2010
	Level 1	Level 2	Level 3	Total
Assets:
Available-for-sale securities	¥1,168	¥—	¥—	¥1,168

Total assets:	¥1,168	¥—	¥—	¥1,168

	Millions of Yen
	2009
	Level 1	Level 2	Level 3	Total
Assets:
Available-for-sale securities	¥441	¥—	¥—	¥441
Derivatives	—	87	—	87

Total assets:	¥441	¥87	¥—	¥528

Liabilities:
Derivatives	—	84	—	84

Total liabilities:	¥—	¥84	¥—	¥84

7.	LONG-LIVED ASSETS

In accordance with Impairment or Disposal of Long-Lived Assets Subsections of FASB ASC Subtopic 360-10, Property, Plant, and Equipment – Overall, (former SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets), long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group be tested for possible impairment, management first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

The Combined Group recognized impairment losses in the aggregate of ¥40,567 million of long-lived assets during fiscal 2009.

The Combined Group recorded impairment losses for its machinery and buildings, intangible assets and land related to its semiconductor business. As a result of the continuously substantial decline of product prices and a downturn in profitability of the business, the management estimated that the carrying amounts would not be recoverable through future cash flows. The fair value was based on the discounted estimated cash flows expected to result from the use and eventual disposition of the assets related to the business.

The Combined Group did not recognized impairment losses for long-lived assets during fiscal 2010.

8.	LEASES

The Combined Group has capital and operating leases for certain machinery and equipment, land, and office space. At March 31, 2010 and 2009, the gross amount of machinery and equipment recorded under capital leases amounted to ¥219 million and ¥16 million, respectively, and the related accumulated amortization amounted to ¥7 million and ¥0 million, respectively. Rental expenses associated with operating leases amounted to ¥1,087 million and ¥169 million for the years ended March 31, 2010 and 2009, respectively.

Future minimum lease payments under capital leases and non-cancelable operating leases at March 31, 2010 are as follows:

	Millions of Yen
Years ending March 31	Capital Leases	Operating Leases
2011	¥29	¥578
2012	25	553
2013	20	22
2014	9	—
2015	—	—
2016 and thereafter	—	—

Total minimum lease payments	¥83	¥1,153

Less amount representing interest	8

Present value of net minimum lease payments	75
Less current portion	25

Long-term capital lease obligations	¥50

9.	INTANGIBLE ASSETS

Intangible assets, subject to amortization at March 31, 2010 and 2009 are as follows:

	Millions of Yen
	2010		2009
	Gross Carrying Amounts	Accumulated Amortization	Gross Carrying Amounts	Accumulated Amortization
Software	¥119	¥18	¥33	¥—

Total	¥119	¥18	¥33	¥—

Intangible assets subject to amortization acquired during the year ended March 31, 2010 totaled ¥106 million, which consist entirely of software. Estimated average useful lives of software used for computing depreciation is five years.

Amortization expenses for the years ended March 31, 2010 and 2009 were ¥18 million and ¥1,517 million, respectively. Estimated amortization expense for the next five years ending March 31 are ¥42 million in 2011, ¥26 million in 2012, ¥21 million in 2013, ¥10 million in 2014, and ¥2 million in 2015, respectively.

10.	SHORT-TERM BORROWINGS AND LONG-TERM DEBT

Short-term borrowings are principally from SANYO. The Combined Group also borrows from financial institutions. The amount of unused lines of credit was approximately ¥2,231 million and ¥7,168 million at March 31, 2010 and 2009, respectively. Short-term borrowings at March 31, 2010 and 2009 are as follows:

	Millions of Yen
	2010	2009
Short-term borrowings with interest rate of 1.0% at March 31, 2010 and March 31, 2009, respectively	¥64,175	¥51,426

	¥64,175	51,426

Long-term debt at March 31, 2010 and 2009 is as follows:

	Millions of Yen
	2010	2009
Loans, principally from banks and insurance companies with interest rates ranging from 0.94% to 2.958% payable monthly due 2010 to 2013 at March 31, 2010 and March 31, 2009, respectively
Collateralized	¥—	¥—
Uncollateralized	12,680	19,298
Capital lease obligations	75	461

Subtotal	12,755	19,759
Less: amount due within one year	5,594	6,737

Total	¥7,161	¥13,022

The aggregate annual maturities of long-term debt at March 31, 2010 are as follows:

Years ending March 31	Millions of Yen
2012	¥4,148
2013	2,841
2014	172
2015 and thereafter	—

Total	¥7,161

11.	SEVERANCE AND PENSION PLANS

Defined Benefit Pension Plans

Kanto SANYO Semiconductors Co., Ltd. (“KSS”), domestic subsidiary of the Combined Group, has funded non-contributory Corporate Defined Benefit Pension plans, which cover substantially all of their employees and provide for lifetime annuity payments commencing at age 60 based on eligible compensation at the time of severance, rank, years of service and other factors. SANYO Semiconductor Manufacturing Co., Ltd. (“SSMC”), domestic subsidiary of the Combined Group, has non-contributory Tax-Qualified Pension Plans, which are defined benefit pension plans that provide benefits to certain retired employees, excluding directors in Japan, based on eligible compensation at the time of severance, years of service and other factors. Certain foreign subsidiaries also have defined benefit plans.

Severance Indemnities Plans

SANYO Semiconductor Device Co., Ltd., domestic subsidiary of the Combined Group, has severance indemnities plans (“SIP”s) under which their employees in Japan, other than those who are directors, are entitled, under most circumstances, upon mandatory retirement at normal retirement age or earlier termination of employment, to lump-sum severance indemnities based on eligible compensation at the time of severance, rank, years of service and other factors. Under SIPs, benefit payments in the form of a lump-sum cash payment with no option to receive annuity payments, upon mandatory retirement at normal retirement age or earlier termination of employment, are provided. When a benefit is paid in a single payment to a benefit payee under the plans, the payment represents final relief of the obligation.

Severance and pension costs of the Combined Group include the following components for the years ended March 31, 2010 and 2009:

	Millions of Yen
	2010	2009
Service cost	¥636	¥866
Interest cost	311	311
Expected return on plan assets	(183)	(198)
Amortization:
Prior service benefit	(224)	(227)
Actuarial losses	186	144
Loss on settelement and curtailment	193	223

Net periodic benefit cost	¥919	¥1,119

Weighted-average assumptions used in determining the net periodic benefit cost for the years ended March 31, 2010 and 2009 are as follows:

	2010	2009
Discount rate	2.2%	2.1%
Long-term rate of salary increase	2.9%	2.9%
Long-term rate of return on plan assets	2.7%	2.6%

The long-term rate of return on plan assets is based on the projected and actual return on pension fund and based on the projected and actual return on each asset class.

The following table sets forth the changes in projected benefit obligation, plan assets and funded status of the Combined Group at March 31, 2010 and 2009:

	Millions of Yen
	2010	2009
Change in projected benefit obligation:
Projected benefit obligation at beginning of year	¥14,482	¥14,528
Service cost	636	866
Interest cost	311	311
Actuarial (gains) losses	(325)	314
Benefits paid	(1,732)	(1,444)
Plan amendments	—	(251)
Settlement and Curtailment	—	158

Projected benefit obligation at end of year	13,372	14,482

Change in plan assets:
Fair value of plan assets at beginning of year	6,830	7,675
Actual return on plan assets	480	(638)
Employer contributions	921	954
Benefits paid	(1,689)	(1,161)

Fair value of plan assets at end of year	6,542	6,830

Funded status:
Projected benefit obligation in excess of plan assets	6,830	7,652

Net amount recognized	¥6,830	¥7,652

The measurement dates of the projected benefit obligation and plan assets as of March

31, 2010 and 2009 are March 31, 2010 and March 31, 2009, respectively. The accumulated benefit obligations of the Combined Group as of March 31, 2010 and 2009 are ¥11,768 million and ¥13,293 million, respectively.

The projected benefit obligations and the fair value of plan assets for the pension plans with projected benefit obligations in excess of plan assets, and the accumulated benefit obligations and the fair value of plan assets for the pension plans with accumulated benefit obligations in excess of plan assets at March 31, 2010 and 2009 are as follows:

	Millions of Yen
	2010	2009
Plans with projected benefit obligations in excess of plan assets:
Projected benefit obligations	¥13,372	¥14,482
Fair value of plan assets	6,542	6,830
Plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligations	11,768	13,293
Fair value of plan assets	6,542	6,830

Weighted-average assumptions used in determining the benefit obligations as of March 31, 2010 and 2009 are as follows:

	2010	2009
Discount rate	2.2%	2.2%
Long-term rate of salary increase	2.3%	2.9%

Amounts recognized in the combined balance sheets at March 31, 2010 and 2009 are as follows:

	Millions of Yen
	2010	2009
Other current liabilities	¥26	¥42
Accrued pension and severance costs	6,804	7,610

Net amount recognized	¥6,830	¥7,652

The estimated prior service benefit and actuarial loss for the defined benefit pension plan that will be amortized from accumulated other comprehensive income (loss) into net periodic benefit cost over the next year are summarized as follows:

Millions of Yen
Prior service benefit	¥(224)
Actuarial loss	¥170

The estimated contribution amount to plan assets by the Combined Group for the year ending March 31, 2011 is ¥1,034 million.

Future benefit payments are expected as follows:

Years ending March 31	Millions of Yen
2011	¥364
2012	363
2013	423
2014	460
2015	432
2016 - 2020	2,595

Plan Assets

The Combined Group’s investment policy is designed to secure sufficient plan assets to provide future payments of pension benefit to beneficiaries. Management designs the basic portfolio consisting of the most suitable combination of assets, i.e., equity securities and debt securities, by taking into consideration the expected long-term rate of return on plan assets and based on this policy, carries our plan asset investment. The Combined Group verifies the gap between the expected long-term investment returns and the actual investment returns every year and revises the basic portfolio if it is necessary to achieve the long-term rate of return on plan assets.

The Combined Group managed its plan assets during the reported periods by investing approximately 23% in equity securities, approximately 22% in debt securities and approximately 55% in other assets, including general accounts of life insurance companies.

From April 1, 2010, KSS changed management policy as a result of reassessing its plan asset portfolio. Taking this change at KSS into account, the Combined Group manages its plan assets by investing approximately 38% in equity securities, approximately 33% in debt securities and approximately 29% in other assets, including general accounts of life insurance companies.

Equity securities are mainly listed stocks and investments are appropriately diversified by selecting industries and individual stocks through sufficient investigation and analysis of business performance and growth potential of target companies.

Debt securities are mainly corporate bonds and public bonds including national bonds and municipal bonds are appropriately diversified by selecting issuers and issuing conditions through sufficient investigation and analysis of bond rating, interest rates, redemption dates, and other issuing conditions.

Investments in foreign securities are carried out by selecting target countries and currencies after sufficient investigation of political and economic stability and market characteristics such as payment system and tax system.

For general accounts of life insurance companies, a certain expected rate of return and principal are guaranteed.

The fair value of the Combined Group’s plan assets by asset class as of March 31, 2010 is as follows. The three-level fair value hierarchy is shown in Note 6, Fair Value Measurements of Notes to Combined Financial Statements.

		Millions of Yen
		2010
Asset Category	Investment Form	Level 1	Level 2	Level 3	Total
Cash and cash equivalents		¥28	¥11	¥—	¥39
Equity securities	Domestic stock	554	449	—	1,003
	Foreign stock	343	256	—	599

	Subtotal	897	705	—	1,602
Debt securities	Domestic bonds	562	402	—	964
	Foreign bonds	156	137	—	293

	Subtotal	718	539	—	1,257
General accounts of life insurance		—	3,455	—	3,455
Other		65	124	—	189

Total		¥1,708	¥4,834	¥—	¥6,542

Level 1 assets include stocks and public bonds, such as national bonds and municipal bonds, which are valued using an unadjusted quoted market price in active markets with sufficient volume and frequency of transactions.

Level 2 assets mainly include pension fund trusts and investment trusts which invest in listed stocks and public bonds such as national bonds and municipal bonds, corporate bonds and general accounts of life insurance companies.

Pension fund trusts and investment trusts, which are traded on a day-to-day basis, are valued based on the equity ratio of the total net assets held as calculated by a management institution. Corporate bonds are valued using a price announced by industry organization in markets that are not active. General accounts of life insurance company are valued by adding an expected return to the principal.

The components of plan assets of the Combined Group as of March 31, 2010 is as follows:

Category	Ratio
Equity securities	21%
Debt securities	20%
General accounts of life insurance company	58%
Other	1%

Balance at ended of the year	100%

Amount of prior service benefit and actuarial loss recognized in accumulated other comprehensive income (loss) for the fiscal year ended March 31, 2010 and 2009 are as follows:

	Millions of Yen
	2010	2009
Prior service benefit	¥1,631	¥1,936
Actuarial loss	(2,815)	(3,897)
Pension Liability Adjustments included in accumulated other comprehensive income, gross of tax	(1,184)	(1,961)
Impact of tax	—	—

Pension Liability Adjustments included in accumulated other comprehensive income, net of tax	¥(1,184)	¥(1,961)

Amounts of the change in plan assets and benefit obligation which have been recognized in accumulated other comprehensive income (loss) at March 31, 2010 are as follows:

	Millions of Yen
	2010
	Gross of tax amount	Tax impact	Net of tax amount
Prior service benefit arising during the year	¥—	¥—	¥—
Amortization of prior service benefit	(224)	—	(224)
Actuarial gain arising during the year	622	—	622
Amortization of actuarial loss	186	—	186
Curtailment and Settlement	193	—	193

Total	¥777	¥—	¥777

Amounts change in plan assets and benefit obligation recognized in accumulated other comprehensive income (loss) at March 31, 2009 are as follows:

	Millions of Yen
	2009
	Gross of tax amount	Tax impact	Net of tax amount
Prior service benefit arising during the year	¥251	¥—	¥251
Amortization of prior service benefit	(227)	—	(227)
Actuarial loss arising during the year	(1,150)	—	(1,150)
Amortization of actuarial loss	144	—	144
Curtailment and Settlement	65	—	65

Total	¥(917)	¥—	¥(917)

Multiemployer plans

KSS and SSMC participate in a multiemployer defined benefit pension plans (the “plan”) covering employees of SANYO, its principal domestic subsidiaries and other non-affiliate companies which provide, under most circumstances, lump-sum payments or an annuity determined by reference to current basic rates of pay, retirement benefit points, length of service and conditions under which the terminations occur. Total annual contributions by the Combined Group to the plan for the years ended March 31, 2010 and 2009 were ¥952 million and ¥1,053 million, respectively. Such contributions are charged to income when incurred.

Defined Contribution Plan

SANYO LSI Design System Soft Co., Ltd., domestic subsidiary of the Combined Group, and certain foreign subsidiaries maintain the defined contribution plans, all of which are administered in accordance with applicable local laws and regulations. Each subsidiary matches eligible employee contributions up to a certain percentage of benefits-eligible compensation per pay period, subject to plan and legal limits. Terms of the plan, including matching percentage and vesting periods, are individually determined by each subsidiary. The cost of these defined contribution plans charged to operations for the fiscal years ended March 31, 2010 and 2009 were ¥34 million and ¥43 million, respectively.

12.	CONTINGENT LIABILITIES

Contingent liabilities at March 31, 2010 amounted to ¥718 million. Contingent liabilities mostly relate to guaranteed loans. No material loss is anticipated by management as a result of guaranteed loans.

13.	FINANCIAL INSTRUMENTS

Management used the following methods and assumptions to estimate the fair value of each class of financial instrument for which it is practicable to estimate such a value:

(a) Cash and cash equivalents, trade receivables, short-term loan receivables, short-term borrowings, current portion of long-term debt and trade payables

The carrying amount approximates fair value because of the short maturities of these instruments.

(b) Investments

The fair value of certain investments is based on quoted market prices. For other investments which have no quoted market prices, a reasonable estimate of fair value cannot be made without incurring excessive costs.

(c) Long-term debt

The fair value of long-term debt is estimated based on the present value of future cash flows using a quoted market price of same or similar debt securities.

(d) Interest rate and currency swap agreements

The fair value of interest rate and currency swap agreements is estimated based on the present value of future cash flows using a market rate of the quoted market prices for the same or similar issues.

The Combined Group does not hold or issue any financial instruments for trading or speculative purposes.

Although the Combined Group may be exposed to losses in the event of nonperformance by counterparties or in interest and currency fluctuations, it does not anticipate significant losses from the arrangements previously described.

The estimated fair values of financial instruments as of March 31, 2010 and 2009 are as follows:

	Millions of Yen
	2010
	Notional Amount	Carrying Amount	Fair Value
Long-term debt	¥—	¥7,161	¥7,147

	2009
	Notional Amount	Carrying Amount	Fair Value
Long-term debt	¥—	¥13,022	¥12,338
Interest rate and currency swap	20	—	0
Foreign Currency Forward contracts	4,912	—	3

The estimated fair value amounts have been determined using available market information and appropriate valuation methodologies.

Considerable judgment is required in certain instances to develop estimates of fair value. Accordingly, the estimates presented herein may not be indicative of the amounts that could be realized in the current market. The use of different market assumptions or valuation methodologies may have an effect on the estimated fair value amounts.

14.	DERIVATIVES

Risk management policy

The Combined Group operates, manufactures and sells electronic products in various locations around the world. The Combined Group’s activities expose it mainly to risks related to the effects of changes in foreign currency exchange rates and interest rates. Derivatives are held in accordance with the formally documented risk management program. The Combined Group utilizes certain derivatives to manage its foreign currency and interest risk exposure, including those related to forecasted transactions.

Foreign currency exchange risk management

The Combined Group maintains a foreign currency exchange risk management strategy in which derivatives are used to minimize exposure and to reduce risk from exchange rate fluctuations. Foreign currency forward contracts, foreign currency swaps are not designated, and do not qualify as hedges since they do not meet the requirements for hedge accounting. Changes in the fair value of these contracts and the foreign currency translation gains or loss arising from assets and liabilities denominated in foreign currencies are reported as a component of other income and expense in the combined statements of operations. At March 31, 2010, the Combined Group does not have foreign currency forward contracts.

Interest rate risk management

The Combined Group maintains an interest rate risk management strategy in which derivatives are used to reduce risk from interest rate fluctuations. The Combined Group’s goals are to manage interest rate sensitivity by modifying the characteristics of its debt. At March 31, 2009, the total notional amount of the Combined Group’s interest rate swaps was ¥20 million.

Cash flow hedges

The Combined Group has entered into pay fixed, receive floating interest rate swaps to hedge the interest rate exposure of future interest payments. Fair value and changes in fair value of the interest rate swaps that were designated and qualified as a cash flow hedge were not material and accordingly they were not recorded in the financial statement for the fiscal year ended March 31, 2009. At March 31, 2010, the Combined Group does not have interest rate swaps that were designated and qualified as a cash flow hedge.

The following tables provide a quantitative summary of the derivative instruments, related to risk management activities, as of and for the fiscal year ended March 31, 2009. Fair values of derivative instruments as of March 31, 2009 are as follows:

	Millions of Yen
	2009
	Asset Derivatives		Liability Derivatives
	Combined Balance Sheet Location	Fair value	Combined Balance Sheet Location	Fair value
Derivatives not designed as hedging instruments
Foreign exchange contracts	Prepaid expenses and other	87	Other current liabilities	84

The effect of derivative instruments on the combined statements of operation for the year ended March 31,2010 are as follows:

	Millions of Yen
	2010
	Location of Gain Recognized in Income on Derivative	Amount of Gain Recognized in Income on Derivative
Derivatives not designed as hedging instruments Foreign exchange contracts	Other income	343

15.	STOCKHOLDERS’ EQUITY

The Japanese Company Law (the “Law”) provides that an amount equal to 10% of appropriations be appropriated as a capital reserve or legal reserve until the aggregated amount of capital reserve and legal reserves equal to 25% of stated capital. The capital reserve and legal reserves are restricted from being used as dividends. The amount available for dividends under the Law is based on the amount recorded in the non-combined financial statements prepared in accordance with accounting principles generally accepted in Japan.

The Law requires the approval of stockholders’ meeting for transferring an amount between common stock and additional paid-in capital. Common stock and additional paid-in capital also are available for being used to reduce its accumulated deficit mainly upon an approval of stockholders’ meeting.

SSC reduced its additional paid-in capital of ¥12,848 million to reduce its accumulated deficit under approval of stockholder’s meeting on 12 June 2009.

16.	RESTRUCTURING CHARGES

In connection with the reorganization of its operations, the Combined Group has incurred certain restructuring charges. Components and related amounts of the restructuring charges, before the related tax effects, for the years ended March 31, 2010 and 2009 are as follows:

	Millions of Yen
	2010	2009
Expenses associated with the implementation of early retirement programs:	¥229	¥9,538
Other associated expenses	443	311

Total restructuring charges	¥672	¥9,849

These restructuring charges are included in other expenses in the combined statements of operations.

The Combined Group has voluntary early retirement programs. An accrued liability for voluntary early retirement is recognized when the employee accepts the offer and the amount can be reasonably estimated. Other associated expenses include amounts such as moving expenses of facilities incurred at manufacturing plants. An analysis of the accrued restructuring charges for the years ended March 31, 2010 and 2009 is as follows:

	Millions of Yen
	2010	2009
Balance at beginning of year	¥276	¥—
New charges	672	9,849
Cash payments	(935)	(9,573)

Balance at end of year	¥13	¥276

17.	INCOME TAXES

The components of (income)/loss before income taxes comprise the following:

	Millions of Yen
	For the years ended March 31
	2010	2009
(Income) loss before income taxes:
Domestic	¥14,547	¥71,988
Foreign	(3,942)	9,699

	¥10,605	¥81,687

Income tax (benefit) expense consists of the following:

	Millions of Yen
	For the years ended March 31
	2010	2009
Current income taxes:
Domestic	¥115	¥238
Foreign	402	117

Total current	¥517	¥355

Deferred income taxes:
Domestic	¥(36)	¥(143)
Foreign	(91)	88

Total deferred	(127)	(55)

Total income tax expense	¥390	¥300

The significant components of deferred tax assets and deferred tax liabilities at March 31, 2010 and 2009 are as follows:

	Millions of Yen
	2010	2009
Deferred tax assets:
Accrued pension and severance costs	¥2,829	¥3,207
Accrued expenses	1,703	2,253
Operating loss carryforwards	62,442	53,416
Inventories	7,360	5,932
Allowance for doubtful accounts	32	34
Property, plant and equipment	19,753	24,434
Long-term investments	286	252
Other	1,109	1,212

Gross deferred tax assets	95,514	90,740
Less valuation allowance	(95,349)	(90,651)

Total deferred tax assets	165	89
Deferred tax liabilities:
Unrealized gains on securities	(390)	(153)
Other	(3)	(18)

Gross deferred tax liabilities	(393)	(171)

Net deferred tax liabilities	¥(228)	¥(82)

Current deferred tax liabilities of ¥3 million and ¥15 million as of March 31, 2010 and 2009, have been included in other current liabilities in the Combined balance sheet.

Reconciliation of the difference between the statutory income tax rate in Japan and the effective income tax rate for the years ended March 31, 2010 and 2009 are as follows:

	2010	2009
Statutory income tax rate	40.4%	40.4%
Decrease (Increase) in taxes resulting from:
Change in valuation allowance	(45.7)	(39.6)
Difference in statutory tax rates of foreign subsidiaries	5.8	(1.5)
Other	(4.2)	0.3

Effective income tax rate	(3.7)%	(0.4)%

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible and operating loss carryforwards utilized. Management considered the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon the level of historical taxable losses, management believes it is more likely than not that Combined Group will not realize the benefits of these deductible temporary differences, net of the existing valuation allowances at March 31, 2009 and 2010.

Net changes in the total valuation allowance for the years ended March 31, 2010 and 2009 were an increase of ¥4,698 million and ¥32,535million, respectively. Operating loss carryforwards at March 31, 2010 amounted to approximately ¥159,207 million and are available for offset against future taxable income, of which ¥151,501 million will expire in the periods ending from March 31, 2011 through 2017, and ¥7,706 million which are recorded in foreign subsidiaries will not expire.

The Combined Group has not recognized a deferred tax liability of approximately ¥766 million for the undistributed earnings of its foreign operations that arose in 2010 and prior years as the Combined Group considers these earnings to be indefinitely reinvested. As of March 31, 2010 the undistributed earnings of these subsidiaries were approximately ¥8,176 million.

The company adopted ASC740, “Income Taxes” (former FASB Interpretation No. 48, “Accounting for Uncertainly in Income Taxes”) on April 1, 2007.

Reconciliations of the beginning and ending amount of total unrecognized tax benefits are as follows:

	Millions of Yen
	2010	2009
Balance at beginning of year	—	—
Increase related to current tax year positions	—	—
Increase related to previous fiscal year tax positions	¥103	—
Decrease related to previous fiscal year tax positions	—	—
Settlements	—	—
Foreign currency translation adjustments	—	—

Balance at end of year	¥103	¥—

¥103 million of unrecognized tax benefits at March 31, 2010 represent potential tax benefits that if recognized, would reduce the effective tax rate on income from continuing operations. Management believes that it has made adequate provision for all income tax uncertainties. However, certain uncertainties regarding the final results of tax examination may affect the effective tax rate in the future. At March 31, 2010, the Combined Group does not expect any significant changes in unrecognized tax benefits in the next 12 months.

Interest and penalties recognized in the combined statements of operations are included in income tax expense and accrued interest and penalties in the combined balance sheets are included in other non-current liabilities. The total amounts of accrued interest and penalties as of March 31, 2010 and interest and penalties included in the combined statement of operations for the years ended March 31,2010 and 2009 were not material.

The Japanese tax authority completed income tax examinations up to the fiscal year ended March 31, 2009 for the Company and its domestic subsidiaries. The Company’s foreign subsidiaries, including the United States and China, have completed their income tax examinations by their respective local tax authorities up to the fiscal year ended March 31, 2007.

18.	RESEARCH AND DEVELOPMENT, SHIPPING AND HANDLING, AND ADVERTISING EXPENSES

Research and development expenses for the years ended March 31, 2010 and 2009 were ¥8,373 million and ¥12,987 million, respectively.

Shipping and handling expenses which are included in selling, general and administrative expenses for the years ended March 31, 2010 and 2009 were ¥884 million and ¥1,102 million, respectively. Advertising expenses which are included in selling, general and administrative expenses for the years ended March 31, 2010 and 2009 were ¥17 million and ¥56 million, respectively.

19.	OTHER INCOME AND EXPENSES

Other income and expenses are comprised of the following;

	Millions of Yen
	2010	2009
Other income:
Foreign exchange gain, net	¥340	¥82
Gain on sales of property, plant and equipment	39	—
Net rental income received	113	146
Other	1,161	789

Total	¥1,653	¥1,017

Other expenses:
Early retirement costs	229	9,538
Other restructuring charges	443	311
Write-down of investment securities	11	40
Loss on disposal of property, plant and equipment	—	1,107
Loss on liquidation of affiliated company	—	2,148
Other	434	805

Total	¥1,117	¥13,949

20.	RELATED PARTY TRANSACTIONS

The Combined Group regularly transacts business with SANYO and its group companies. The following describes the Combined Groups significant transactions with these entities for the years indicated:

	Millions of Yen
	2010	2009
Notes and accounts receivable	¥3,429	¥1,279
Short-term loan receivables	7,401	5,618
Prepaid expenses and other	232	338

	Millions of Yen
	2010	2009
Short-term borrowings	¥64,172	¥51,072
Current portion of long-term debt	—	581
Notes and accounts payable	8,212	7,112
Notes and accounts payable-construction	11	7
Accrued expenses	3,198	3,202

	Millions of Yen
	2010	2009
Net Sales	¥26,515	¥28,195
Interest income	11	110
Other income	151	145
Purchases of raw materials	537	1,742
Purchases of products	3,081	3,900
Commission fee (SGA)	1,299	1,467
Interest expense	739	302
Other expense	46	3,370

	Millions of Yen
	2010	2009
Issuance of common stock	¥—	¥20,000
Tax reimbursement received from SANYO	1,175	2,240

21.	SUPPLEMENTAL DISCLOSURE OF COMBINED STATEMENT OF CASH FLOW INFORMATION

Supplement cash flow information for the years ended March 31, 2010 and 2009 are as follows:

	Millions of Yen
	2010	2009
Supplemental disclosures of cash flow information :
Cash paid during the period for :
Interest	¥800	¥1,186
Income taxes (net)	246	153
Noncash investing and financing activities :
Acquired capital lease assets	9	25
Contribution of assets and liabilities to associated company
Fair value of assets acquired	1,581	—
Cash paid to the capital stock	(253)	—
Liability assumed	1,328	—

22.	SUBSEQUENT EVENTS

Purchase agreement

On July 15, 2010, SANYO entered into a purchase agreement by and among ON Semiconductor and Semiconductor Components Industries, LLC, a wholly owned subsidiary of ON Semiconductor.

The purchase agreement, which specified a total purchase price of approximately ¥54 billion, was executed on January 1, 2011. Approximately ¥11.8 billion of the purchase price was paid by ON Semiconductor in cash to SANYO, of which ¥4.3 billion was placed in escrow, pursuant to an escrow agreement, as partial security for the indemnification obligations of SANYO under the Purchase Agreement. Approximately ¥10.5 billion of the purchase price was attributable to the combined group’s liabilities and costs assumed by ON Semiconductor, and other adjustments, in connection with the transaction. In addition, SANYO extended a loan in the amount of approximately ¥31.7 billion through SCI to ON Semiconductors in order to finance a portion of the purchase price.

In connection with the closing of the transaction, the parties entered into a Services Agreement. Pursuant to the Services Agreement, SANYO and its affiliates will continue to provide for an agreed upon period post-closing, certain services that SANYO and its affiliates provided to the Company prior to closing.

The accompanying combined financial statements do not reflect any adjustments to the assets and liabilities of the combined group that might subsequently be necessary if and when this transaction is consummated.

Capital Stock Issuance

On December 13, 2010, the Company issued one share of common stock to SANYO for cash in the amount of ¥49,652 million. The cash was in turn used by the Company on December 14, 2010 to settle the short-term borrowings from SANYO in the same amount.

Corporate Restructuring

On October 1, 2010, KSS transferred all their employees to SANYO Amorton Co.,Ltd. (“SAMC”), a wholly-owned subsidiary of SANYO along with the employees’ compensation liabilities, such as the accrued pension and severance costs, accrued bonus, and the assets and liabilities of its solar cell business. The Combined Group will neither receive nor pay any consideration from/to SAMC.